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Mesa Energy Holdings, Inc. Appoints Robert C. Avaltroni, Former DEP Deputy Commissioner, to the Advisory Board

Press Release Source: Mesa Energy Holdings, Inc. On Tuesday April 6, 2010, 8:30 am EDT

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today the appointment of Robert C. Avaltroni to the Company's Advisory Board. Mr. Avaltroni has over 23 years of experience in addressing political and environmental issues in New York, thirteen of which were spent as Deputy Commissioner of the New York City Department of Environmental Protection,

“Robert is a great addition to our Advisory Board and rounds off a seasoned group of advisors," said CEO of Mesa Energy Holdings, Inc., Randy M. Griffin. "His knowledge and experience regarding environmental issues as well as his longstanding relationships and extensive experience in New York city and state government will provide the Company with valuable insight and guidance as we move forward with the development of our Marcellus Shale projects in New York."

"It is an honor to join such an astute group of directors and Advisory Board members," said Mr. Avaltroni. "Randy has assembled an outstanding team and has my full support as we endeavor to lead the way toward environmentally friendly development of natural gas resources in western New York. New York has a tremendous opportunity to capitalize on the economic benefits that the Marcellus Shale brings, and I expect Mesa to be at the forefront of that effort.

Robert C. Avaltroni was New York Deputy Commissioner of the Department of Environmental Protection (“DEP”) for 13 years. He was responsible for directing all environmental, chemical, biological and radiological initiatives in conjunction with the NYPD Counterterrorism/Intel Division, Dept. of Homeland Security, the Joint Terrorism Task Force, Federal Bureau of Investigation, Office of Emergency Management, and the Dept. of Energy. He was granted the highest security clearance "Q Clearance" in the United States. Mr. Avaltroni was New York Mayor's "point person" with the White House and Senator Hillary Clinton, regarding the establishment of a 9/11 EPA led clean-up committee known as the "Blue Ribbon Panel of Experts".

Mr. Avaltroni enhanced DEP's hazardous materials response capabilities as a model for the nation. In this capacity, the Division of Emergency Response and Technical Assessment became the premier response team for chemical, biological and radiological threats. He also addressed prior longstanding environmental issues resulting in a positive dialogue with environmental advocates and community groups in New York.

In addition to being Deputy Commissioner of the DEP, Mr. Avaltroni was also First Deputy Commissioner for the New York City Sheriff's Department, Chairman and Managing Director of Empire Commercial Services L.P. and Chief of Staff for the NYC Sheriff's Department. Today, Mr. Avaltroni represents various entities including the Environmental Contractors Association of New York as Advisor/Consultant.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, government regulation, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at
http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6237197&lan=en_US&anchor=www.sec.gov&index=3&md5=22e6abafdd6fe43a45c2fe080819a3eb.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us